SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

IKOS Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

IKOS SYSTEMS, INC.

79 Great Oaks Boulevard
San Jose, CA 95119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 14, 2002

Dear Stockholder:

      You are invited to attend the Annual Meeting of the Stockholders of IKOS Systems, Inc. (the “Company”), which will be held Thursday, February 14, 2002, at 10:00 a.m. Pacific Standard Time, at IKOS’ offices located at 79 Great Oaks Boulevard, San Jose, California 95119 for the following purposes:

1. To elect six directors of the Company to serve for the ensuing year.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 28, 2002.

3. To transact such other business as may properly come before the meeting.

      Stockholders of record at the close of business on January 10, 2002 are entitled to notice of, and to vote at, this meeting and any continuations or adjournments thereof. At the close of business on such record date, IKOS had outstanding and entitled to vote 9,459,132 shares of common stock. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the principal executive offices of IKOS Systems, Inc. 79 Great Oaks Boulevard, San Jose, California 95119.

By Order of the Board of Directors,

Joseph W. Rockom
Secretary

San Jose, California

January 15, 2002

          WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTING FIRM FEES
EXECUTIVE COMPENSATION AND OTHER MATTERS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF STOCKHOLDER RETURN(1)
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

IKOS SYSTEMS, INC.

79 Great Oaks Boulevard,
San Jose, CA 95119
(408) 284-0400

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

       The accompanying proxy is solicited by the Board of Directors of IKOS Systems, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held Thursday, February 14, 2002 (the “Annual Meeting”), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is January 15, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

      Annual Report. An annual report for the fiscal year ended September 29, 2001 is enclosed with this Proxy Statement.

      Voting Securities. Only stockholders of record as of the close of business on January 10, 2002 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 9,459,132 shares of Common Stock of the Company, par value $0.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company’s Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

      Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has engaged the services of Georgeson Shareholder Communications Inc., a proxy solicitation firm. The Company will pay approximately $12,000 for these services and will reimburse Georgeson Shareholder Communications Inc. for its reasonable, out-of-pocket expenses.

      Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by Internet or telephone, or by attending the meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

      Management’s nominees for election to the Board of Directors (the “Board”) at the Annual Meeting are Gerald S. Casilli, Ramon A. Nuñez, James R. Oyler, Glenn E. Penisten, William Stevens, and Jackson Hu. If elected, each nominee will hold office until the next annual meeting of stockholders or until his successor is elected and qualified unless he shall resign or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., “broker non-votes,” will be counted as present in determining if a quorum is present.

      It is intended that votes pursuant to the Proxies will be cast for the named nominees. The persons named in the accompanying form of proxy will vote the shares represented thereby for the named nominees. Management knows of no reason why any of the named nominees should be unable or unwilling to serve. However, if any named nominee(s) should for any reason be unable or unwilling to serve, the Proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

      At the Annual Meeting, six (6) directors of the Company are to be elected for the ensuing year and until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees for election to the office of director and certain information with respect to their age and background are set forth below. Messrs. Casilli, Nuñez, Oyler, Penisten, Stevens and Hu each was elected to his present term of office at the Annual Meeting of Stockholders of the Company held on January 23, 2001.

Nominee	Positions with the Company	Age	Director Since

Gerald S. Casilli	Chairman of the Board	62	1986
Ramon A. Nuñez	Chief Executive Officer, President and Director	47	1994
James R. Oyler	Director	55	1991
Glenn E. Penisten	Director	70	1985
William Stevens	Director	70	1998
Jackson Hu	Director	52	1998

      Mr. Casilli has served as Chairman of the Board since July 1989 and served as Chief Executive Officer from April 1989 to August 1995. He has served as a director since 1986. Mr. Casilli is also a Director for Cepheid Corporation and Evans & Sutherland Computer Corporation. From January 1986 to December 1989, he was a general partner of Trinity Ventures, Ltd., a venture capital firm and a former investor in the Company. Mr. Casilli was a general partner of Genesis Capital, a venture capital firm, from February 1982 to 1990. Mr. Casilli founded Millennium Systems, a manufacturer of microprocessor development systems, in 1973 and served as its President and Chief Executive Officer until 1982.

      Mr. Nuñez was appointed Chief Executive Officer in August 1995. Mr. Nuñez had been President, Chief Operating Officer and Director of the Company since October 1994. He had served as Vice President of Worldwide Sales since July 1993. Mr. Nuñez joined the Company in April 1990 as Vice President of North American Sales after five years in sales management with Zycad Corporation. Earlier he was branch sales manager for Cadnetix (now part of Intergraph) in Southern California.

      Mr. Oyler has served as a member of the Board since October 1991. He is presently President, Chief Executive Officer and Director of Evans & Sutherland Computer Corporation. Evans & Sutherland develops, manufactures and markets high performance systems for various applications with demanding graphics requirements. Prior to his position with Evans & Sutherland, Mr. Oyler was President of AMG, Inc., a process machine design company. From 1976 to 1990, Mr. Oyler worked at Harris Corporation, most recently as Senior Vice President and Sector Executive, where he was responsible for nine operating divisions. Prior to that time, he held positions as consultant and associate with Booz, Allen & Hamilton in New York.

      Mr. Penisten has been a member of the Board since September 1985. Since September 1985, he has been a general partner of Alpha Partners, a venture capital firm and former investor in the Company. From January 1985 to August 1985, he was a general partner of P&C Venture Partners, a venture capital firm. From 1982 to 1985, he was a Senior Vice President at Gould/AMI. From 1976 to 1982, Mr. Penisten served as Chief Executive Officer of AMI, a semiconductor manufacturer. Mr. Penisten is also a director of Bell Microproducts, Inc. and Pinnacle Systems, Inc. and is Chairman of the Board of Network Peripherals, Inc. and Superconductor Technologies.

      Mr. Stevens joined the Company’s Board in December 1998. He retired in March 1996 from Triad Systems Corporation, where he was a founder and was President and Chairman of the Board from 1972 to 1985, and Chairman from 1985 to 1996. Prior to founding Triad, he was employed from 1961 to 1971 by Data Disc, Inc., a manufacturer of computer peripherals, where he served in various technical management positions including President. Mr. Stevens has served on numerous boards of both private and public companies.

      Mr. Hu joined the Company’s Board in December 1998. He has 20 years of experience in the semiconductor industry, including all phases of development, marketing and management. Since October 1996, he has been the President and Chief Executive Officer of Sirf Technology, Inc., a communications IC and IP company. From June 1989 to September 1996, Mr. Hu held various positions at S3, Inc., most recently as senior vice president and general manager, where he helped to grow the company from a start-up to a company with revenues of approximately $450 million. In addition to architecting and managing the development of S3’s venerable 2D GUI accelerator families, he established the company’s analog and COT design capabilities. He also created an operations and quality infrastructure for very high volume production. Mr. Hu started and managed the audio and communications business unit at S3. Before, S3 he held positions at Western Digital as Director of Graphics Engineering, Verticom as Director of Engineering, and Zilog as project leader. Mr. Hu holds a Ph.D in computer science from the University of Illinois, Urbana and an MBA from the University of Santa Clara.

      Board Meetings. During the fiscal year ended September 29, 2001, the Board held thirteen meetings. No director serving on the Board in fiscal year 2001 attended fewer than 75% of such meetings of the Board and the Committees on which he serves, with the exception of Glenn Penisten who attended 46% of the Board meetings, 50% of the Audit Committee meetings and 60% of the Compensation Committee meetings.

      Committees of the Board. The Company has an Audit Committee and a Compensation Committee. The Audit Committee’s function is to review with the Company’s independent auditors and management the annual financial statements and independent auditors’ opinion, review the scope and results of the examination of the Company’s financial statements by the independent auditors, approve all professional services and related fees performed by the independent auditors, recommend the retention of the independent auditors to the Board, subject to ratification by the stockholders, and periodically review the Company’s accounting policies and internal accounting and financial controls. The members of the Audit Committee during the fiscal year ended September 29, 2001 were Messrs. Stevens, Oyler and Penisten. In April, 2001, Jackson Hu replaced Glenn Penisten as a member of the Audit Committee. All members of the Audit Committee are “independent” under the rules of the NASDAQ Stock Market currently applicable to the Company. During the fiscal year ended September 29, 2001, the Audit Committee held six meetings. The Board of Directors has adopted a charter for the Audit Committee. For additional information concerning the Audit Committee see “REPORT OF THE AUDIT COMMITTEE.”

      The Compensation Committee’s function is to review and recommend salary and bonus levels for executive officers and certain other management employees and to recommend stock option grants. The members of the Compensation Committee during the fiscal year ended September 29, 2001 were Messrs. Stevens, Hu and Penisten. During the fiscal year ended September 29, 2001, the Compensation Committee held five meetings. For additional information concerning the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of the Company has appointed Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for the fiscal year ending September 28, 2002. Ernst & Young LLP has acted in such capacity since its appointment for fiscal 1986. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if the representative desires and will be available to respond to appropriate questions.

      In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company’s independent auditors is not obtained, the Board will reconsider said appointment.

      The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

PRINCIPAL ACCOUNTING FIRM FEES

      The following table sets forth the aggregate fees billed to IKOS for the fiscal year ended September 29, 2001 by its principal accounting firm, Ernst & Young LLP.

Audit Fees(1)	$283,000
Financial Information Systems Design and Implementation Fees	$—
All Other Fees(2)	$332,089

Total	$615,089

(1)	Audit fees consisted of the examination of the consolidated financial statements of the Company and quarterly review of financial statements.

(2)	All other fees includes fees of $168,900 for audit-related services such as accounting consultations and SEC registration statements, and $163,189 of other fees including, among other items, tax services.

      The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining its independence with IKOS.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2002.

Security Ownership of Certain Beneficial Owners and Management

      The following table contains information as of January 9, 2002 regarding the ownership of the Common Stock of the Company by all persons who, to the knowledge of the Company, were (i) the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of September 29, 2001 whose salary and bonus for the fiscal year ended September 29, 2001 exceeded $100,000 and (iv) all current executive officers and directors of the Company as a group.

	Shares Beneficially Owned(2)

Name of Beneficial Owner(1)	Number		Percentage

5% Stockholders
Mentor Graphics Corporation(3)	841,600		8.9%
Directors and Officers
Gerald S. Casilli	402,708	(4)	4.23%
Ramon A. Nuñez	285,041	(5)	2.94%
Joseph W. Rockom	166,932	(6)	1.75%
Robert Hum	151,396	(7)	1.56%
Nader Fathi	11,598	(8)	*
Thomas Gardner	75,791	(9)	*
Glenn E. Penisten	36,115	(10)	*
James R. Oyler	30,500	(11)	*
Jackson Hu	20,050	(12)	*
William Stevens	20,050	(13)	*
All Directors and Executive Officers as a Group (11 persons)	1,331,174	(14)	12.98%

*	Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 79 Great Oaks Boulevard, San Jose, California 95119.

(2)	This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated in the footnotes to the above table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3)	Based on a Schedule 13D filed with the SEC on December 7, 2001, Mentor Graphics Corporation has sole dispositive power of 841,600 shares and sole voting power over 841,600 shares. Mentor Graphics Corporation’s address is 8005 SW Boeckman Road, Wilsonville, Oregon 97070.

(4)	Includes 56,925 shares subject to options exercisable within 60 days of January 9, 2002.

(5)	Includes 244,193 shares subject to options exercisable within 60 days of January 9, 2002.

(6)	Includes 94,312 shares subject to options exercisable within 60 days of January 9, 2002.

(7)	Includes 151,396 shares subject to options exercisable within 60 days of January 9, 2002.

(8)	Mr. Fathi terminated his employment with the Company effective December 15, 2001.

(9)	Includes 50,791 shares subject to options exercisable within 60 days of January 9, 2002.

(10)	Includes 28,000 shares subject to options exercisable within 60 days of January 9, 2002.

(11)	Includes 28,000 shares subject to options exercisable within 60 days of January 9, 2002.

(12)	Includes 20,500 shares subject to options exercisable within 60 days of January 9, 2002.

(13)	Includes 20,500 shares subject to options exercisable within 60 days of January 9, 2002.

(14)	Includes 798,521 shares subject to options exercisable within 60 days of January 9, 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation of Executive Officers

      The following table sets forth information concerning the compensation during the fiscal years ended September 29, 2001, September 30, 2000 and October 2, 1999 of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of September 29, 2001 whose salary and bonus for the fiscal year ended September 29, 2001 exceeded $100,000.

Summary Compensation Table

						Long Term
						Compensation
		Annual Compensation				Awards

				Other Annual		Option
Name and Principal Position	Year	Salary	Bonus(1)	Compensation		Shares

Ramon A. Nuñez	2001	$337,098	$—		(3)	51,543
Chief Executive Officer,	2000	289,231	293,877		(3)	35,000
President and Director	1999	255,193	79,164		(3)	80,000
Robert Hum(1)	2001	266,654	—		(3)	75,000
Chief Operating Officer	2000	231,384	158,693		(3)	41,000
	1999	212,404	60,519		(3)	55,000
Thomas Gardner	2001	182,540	—	252,234	(4)	17,000
Vice President of Worldwide Sales	2000	147,724	—	138,142	(4)	18,000
	1999	126,590	—	107,121	(4)	25,000
Nader Fathi(2)	2001	182,691	—	115,444	(5)	17,000
Vice President of Worldwide	2000	171,137	—	156,629	(5)	15,000
Sales Operations	1999	166,402	—	137,779	(5)	20,000
Joseph W. Rockom	2001	200,115	—		(3)	20,000
Chief Financial Officer	2000	179,073	119,249		(3)	15,000
	1999	172,378	50,739		(3)	35,000

(1)	Represents bonus earned in listed year and paid in subsequent year

(2)	Mr. Fathi terminated his employment with the Company effective December 15, 2001.

(3)	Total amount of personal benefits paid to this executive officer during the fiscal year was less than the lesser of (i) $50,000 or (ii) 10% of such executive officer’s total reported salary and bonus.

(4)	Represents amounts paid to Mr. Gardner as sales commissions.

(5)	Represents amounts paid to Mr. Fathi as sales commissions.

Stock Options Granted During Fiscal 2001

      The following table provides the specified information concerning grants of options to purchase the Company’s Common Stock made during the fiscal year ended September 29, 2001 to the persons named in the Summary Compensation Table.

Stock Option Grants in Last Fiscal Year

	Individual Grants in Fiscal 2001				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(4)
	Options	Employees in	Base Price(3)	Expiration
Name	Granted(2)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Ramon A. Nuñez	51,543	5.25%	$12.00	10/23/10	$388,981	$985,755
Thomas Gardner	17,000	1.73%	$12.00	10/23/10	$128,294	$325,123
Robert Hum	35,000	3.57%	$12.00	10/23/10	$264,135	$669,372
	40,000	4.07%	$7.19	6/25/11	$180,870	$458,360
Nader Fathi(1)	17,000	1.73%	$12.00	10/23/10	$128,294	$325,123
Joseph W. Rockom	20,000	2.04%	$12.00	10/23/10	$150,934	$382,498

(1)	Mr. Fathi terminated his employment with the Company effective December 15, 2001.

(2)	Options granted in fiscal 2001 under the Company’s 1995 Stock Option Plan (the “Option Plan”) generally vest 12.5% six months after commencement of employment or grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price of outstanding options. See “EXECUTIVE COMPENSATION AND OTHER MATTERS-Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

(3)	All options were granted at fair market value on the date of grant.

(4)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $12.00 in fiscal 2001 would yield profits of approximately $7.55 per share at 5% appreciation over ten years, or approximately $19.13 per share at 10% appreciation over the same period. One share of stock purchased at $7.19 in fiscal 2001 would yield profits of approximately $4.52 per share at 5% appreciation over ten years, or approximately $11.46 per share at 10% appreciation over the same period.

Option Exercises and Fiscal 2001 Year-End Values

      The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in the fiscal year ended September 29, 2001 and unexercised options held as of September 29, 2001 by the persons named in the Summary Compensation Table. A portion of the shares subject to these options may not yet be vested and may be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before such shares had vested.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities		Value in Dollars of
	Shares		Underlying Unexercised		Unexercised In-the-Money
	Acquired		Options at 9/29/01		Options at 9/29/01
	on	Value
Name	Exercise	Realized($)	Exercisable(1)(2)	Unexercisable(3)	Exercisable(2)	Unexercisable(4)

Ramon A. Nuñez	93,000	$966,374	227,491	73,251	$—	$—
Robert Hum	—	—	130,979	100,020	$52,000	$—
Thomas Gardner	—	—	47,083	22,916	$47,555	$—
Nader Fathi	—	—	77,520	28,929	$27,848	$—
Joseph W. Rockom	25,000	$132,875	89,417	27,083	$74,690	$—

(1)	Options granted in fiscal 2001 under the Option Plan generally vest 12.5% six months after commencement of employment or grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditioned upon continued employment with the Company.

(2)	Represents shares which are immediately exercisable and/or vested. Based on the closing price of $3.18, as reported on the Nasdaq National Market on September 28, 2001, less the exercise price.

(3)	Represents shares which are unvested and/or not immediately exercisable.

(4)	Based on the closing price of $3.18, as reported on the Nasdaq National Market on September 28, 2001, less the exercise price.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      IKOS has an employment agreement with Ramon A. Nuñez, IKOS Chief Executive Officer, President and Director. Mr. Nuñez’s employment agreement provides that Mr. Nuñez shall receive an annual salary, subject to annual review, and other benefits on the same basis as other members of senior management. Mr. Nuñez’s salary for the year ended September 29, 2001 was $337,098. Mr. Nuñez participates in a Management Incentive Plan whereby he and other members of senior management are entitled to a performance bonus for attaining specified earnings objectives as outlined by the Compensation Committee. In addition, Mr. Nuñez and other executives are granted options to purchase shares of common stock at the discretion and recommendation of the Chairman of the Board and approved by the Compensation Committee. Mr. Nuñez’s employment pursuant to his employment agreement may be terminated by IKOS at any time, with or without cause; provided, however, if Mr. Nuñez’s employment is terminated by IKOS for any reason other than cause (as defined in the employment agreement) he shall be entitled to the following severance benefits: (i) payment over a nine (9) month period of a monthly amount equal to his average monthly income received from IKOS, which includes all compensation received, for the twelve (12) months prior to his termination; (ii) continued vesting of stock options granted pursuant to his employment agreement; and (iii) continued provision of employee benefits for the nine (9) month period following termination.

      IKOS has entered into change of control agreements with each of its current executive officers (Ramon Nuñez, Joseph Rockom, Thomas Gardner, Robert Hum and Daniel Hafeman) and with Gerald Casilli, its Chairman of the Board. These agreements provide that if, within one year of a “transfer of control,” such officer’s employment is terminated without cause (as defined in the agreements), or the officer terminates his employment as a result of being required to relocate more than 30 miles or because his base salary immediately prior to the transfer of control is reduced, he shall continue to receive his base salary (including incentive compensation, if any, based on the prior year’s average), vacation and insurance and health benefits for a period of one (1) year after his date of termination. In addition, these agreements provide that any unvested stock options held by an executive officer on such date of termination shall become fully vested. A “transfer of control” is defined as having occurred upon, among other things, the direct or indirect sale or exchange by stockholders of all or substantially all of the stock of IKOS, a merger or acquisition to which IKOS is a party or the sale, exchange or transfer of all or substantially all of IKOS’ assets, in each case in which the stockholders of IKOS immediately before the sale, exchange or merger do not retain at least a majority of the beneficial interest in IKOS’ voting stock.

      Each of the persons listed above, with the exception of Mr. Hum and Mr. Casilli, executed amendments to their existing change of control agreements as a condition to the Agreement and Plan of Merger and Reorganization dated July 2, 2001, as amended, by and among the Company, Synopsys, Inc. (“Synopsys”) and Oak Merger Corporation pursuant to which Oak Merger Corporation will merge with and into the Company and the Company will become a wholly-owned subsidiary of Synopsys, Inc. (the “Merger”), which would be effective upon the closing of the Merger. The amendments place a non-competition provision of such persons, which lasts until the earlier of one year after termination of employment or the second anniversary of the closing of the Merger. If within the first two years after the closing of the Merger, these employees are terminated without cause or they resign as a result of being required to relocate more than 30 miles or because their base salary immediately prior to the closing is reduced, they will be entitled to continuation of their base salary (including the target bonus for which they would have been eligible had they remained employed through the year of termination), vacation pay, and insurance and health benefits until the earlier of one year after the termination of employment or the second anniversary of the closing of the Merger. In addition, they would receive accelerated vesting of all of their former IKOS options. The amendment to Mr. Nuñez’s change of control agreement provides that Synopsys may extend his non-competition period for an additional twelve months if Synopsys continues the salary and benefits referred to above during the twelve-month period.

      Under the terms of the Company’s employee option plans and the currently outstanding non-plan options, in the event of a transfer of control, the acquiring corporation may either assume or substitute for the outstanding options. If the acquiring corporation in a transfer of control does not assume or substitute for the outstanding options, any unexercisable or unvested portion of the outstanding options shall be immediately exercisable and vested in full as of the date ten days prior to the date of the transfer of control. Under the outside director option plan, all options become immediately exercisable and vested in full as of the date ten days prior to the date of a transfer of control. A “transfer of control” is defined in each of the Company’s option plans as: (a) the direct or indirect sale or exchange of more than 50% of the voting stock of IKOS, (b) a merger or consolidation to which IKOS is a party, (c) the sale, exchange or transfer or all or substantially all of the assets of IKOS, or (d) a liquidation or dissolution of IKOS, in which the stockholders of IKOS immediately before any such transaction do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the surviving entity.

      Certain management and non-management employees of IKOS determined by IKOS management would, upon completion of the Merger, be eligible to participate in a bonus plan ranging from $0 to $7.5 million, which would be paid on or near the closing date of the Merger. The total bonus amount would be calculated using the same metrics that would be used to calculate the purchase price per IKOS share under the terms of the Agreement and Plan of Merger and Reorganization dated July 2, 2001, as amended, by and among the Company, Synopsys and Oak Merger Corporation. IKOS shall determine the employees to participate in the bonus plan and the amount to be paid to each, subject to certain minimum amounts to be paid to non-management employees. The first $2 million of the bonus plan would be allocated exclusively to non-management employees. In the event that the Merger closes prior to June 30, 2002 at a price per share of $15, the total bonus plan amount will equal $5.0 million.

Compensation of Directors

      The Company pays each of its outside directors $4,000 per quarter for their services as members of the Board. In lieu of the directors fees, and as an employee of the Company, the Chairman of the Board receives $100,000 per year plus bonus and is eligible to receive options to purchase the Company’s Common Stock under the Company’s 1995 Stock Option Plan. In addition, all directors who were not members of management during the fiscal year ended September 29, 2001 received stock options to purchase 6,000 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan upon the date of the 2001 Annual Meeting of Stockholders.

      The following table provides the specified information concerning all compensation paid to persons who were directors of the Company during the fiscal year ended September 29, 2001 who are not named in the Summary Compensation Table.

Director Compensation for Last Fiscal Year

	Cash Compensation	Security Grants

		Number of Securities
Name	Annual Retainer Fees	Underlying Options(#)

Gerald S. Casilli	$150,404 (1)	30,000
James R. Oyler	16,000	6,000
Glenn E. Penisten	16,000	6,000
William Stevens	16,000	6,000
Jackson Hu	16,000	6,000

(1)	Includes $100,404 paid to Mr. Casilli in compensation for his service to the Company as Chairman of the Board and $50,000 paid to Mr. Casilli as an objective bonus.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2001, the Board of Directors, which consisted of Mr. Casilli, Mr. Hu, Mr. Nuñez, Mr. Oyler, Mr. Penisten, and Mr. Stevens, approved amendments to existing severance agreements in connection with the Merger and a bonus plan in connection with the Merger, both of which are described in “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.” Messrs. Nuñez and Casilli did not participate in any deliberation relating to his own compensation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee is comprised of three outside directors of the Board and is responsible for setting and monitoring policies governing compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under the Company’s option plans. The objectives of the Committee are to correlate executive compensation with the Company’s business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

Salary

      The Compensation Committee annually assesses the performance and sets the salary of the Company’s President and Chief Executive Officer, Ramon A. Nuñez. In turn, Mr. Nuñez annually assesses the performance of all other executive officers and recommends salary increases which are reviewed and approved by the Compensation Committee.

      Mr. Nuñez’s compensation as the Company’s President and Chief Executive Officer is based on compensation levels of President/ Chief Executive Officers of comparably sized companies. Mr. Nuñez’s salary was increased from $289,231 in fiscal 2000 to $337,098 in fiscal 2001 based on performance during fiscal 2000 and Mr. Nuñez’s expected contributions to the Company and after considering information on salaries of CEOs in similarly sized high technology companies provided.

      In determining executive officer salaries, the Compensation Committee reviews recommendations from Mr. Nuñez which include information from salary surveys, performance evaluations and the financial condition of the Company and published executive compensation literature for comparably sized companies. In preparing the performance graph set forth in the section entitled “Comparison of Stockholder Return,” the Company has selected the NASDAQ Computer and Data Processing Stock Index as its published industry index; however, the companies included in the Company’s salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded. The Compensation Committee also establishes both financial and operational based objectives and goals in determining executive officer salaries. These goals and objectives include sales and spending forecasts for the upcoming year.

      For more information regarding the compensation and employment arrangements of Mr. Nuñez and other executive officers of the Company, see “EXECUTIVE COMPENSATION AND OTHER MATTERS — Compensation of Executive Officers and Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Bonuses

      The Compensation Committee administers a bonus plan, the Management Incentive Plan, to provide additional incentives to executives who meet established performance goals for the Company. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. In fiscal 2001, awards under this bonus plan were contingent upon the Company’s attainment of revenue and profit before tax targets, recommended by the Chief Executive Officer and approved by the Compensation Committee. The target amount of the bonus for the Chief Executive Officer and more senior executive officers was set by the Compensation Committee; the amounts of individual bonuses for the remaining executive officers and other management were proposed by the Chief Executive Officer, subject to approval by the Compensation Committee. Awards are weighted so that proportionately higher awards are received when the Company’s performance reaches maximum targets, proportionately smaller awards are received when the Company’s performance reaches minimum targets and no awards are received when the Company does not meet minimum performance targets. In addition, the Compensation Committee awards incentive compensation based on the Company’s performance on revenue levels and profit before tax levels. The Compensation Committee set a bonus target for Mr. Nuñez and the executive officers who participate in the bonus plan for fiscal 2001 based on revenue levels and profit before tax levels of the Company, but did not award a bonus to

Mr. Nuñez or the other executive officers participating in this bonus plan as the Company did not attain the revenue and profit before tax level targets required for the award of a bonus.

Stock Options

      The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company’s stockholders and, therefore, periodically grants stock options under the Company’s option plans. Stock options are granted at the current market price and will only have value if the Company’s stock price increases over the exercise price.

      The Compensation Committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the Chairman of the Board. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to such executive officers. Generally, option grants vest 12.5% six months after commencement of employment or six months after the date of grant and continue to vest thereafter in equal monthly installments over three and one-half years, conditioned upon continued employment with the Company. In fiscal 2001, Mr. Nuñez was awarded an option grant of 51,543 shares in October 2000 as part of the annual awards made by the Company to executive officers and other employees. The size and terms of Mr. Nuñez’s option grant were based on the responsibilities and expected future contributions of Mr. Nuñez, the compensation of CEOs at similarly situated companies and the retention value of the grant. Other executive officers also received option grants in October 2000 as part of the annual awards made by the Company and Mr. Hum received an additional option grant in June 2001. See “EXECUTIVE COMPENSATION AND OTHER MATTERS — Stock Options Granted During Fiscal 2001.” The size and terms of these grants were based on the criteria described above regarding option grant recommendations.

COMPENSATION COMMITTEE

Jackson Hu
William Stevens
Glenn E. Penisten

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      In connection with the Merger, the Board of Directors of the Company (the “Board”) approved amendments to existing change of control agreements. Mssrs. Gardner, Hafeman, Nuñez and Rockom executed amendments to their existing change of control agreements as a condition to the Merger. For additional information concerning the amended severance agreements, see “EXECUTIVE COMPENSATION AND OTHER MATTERS — Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

      In addition, the Board authorized the creation of a bonus plan in connection with the Merger. Certain management and non-management employees of IKOS determined by IKOS management would, upon completion of the Merger, be eligible to participate in a bonus plan ranging from $0 to $7.5 million, which would be paid on or near the closing date of the Merger. IKOS shall determine the employees to participate in the bonus plan and the amount to be paid to each, subject to certain minimum amounts to be paid to non-management employees. However, the first $2 million of the bonus plan shall be allocated exclusively to non-management employees. For additional information concerning the bonus plan, see “EXECUTIVE COMPENSATION AND OTHER MATTERS — Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

BOARD OF DIRECTORS

Gerald Casilli
Jackson Hu
Ramon Nuñez
James R. Oyler
Glenn Penisten
William Stevens

REPORT OF THE AUDIT COMMITTEE

      The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 29, 2001. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

      The Audit Committee’s function is to review with the Company’s independent auditors and management the annual financial statements and independent auditors’ opinion, review the scope and results of the examination of the Company’s financial statements by the independent auditors, approve all professional services and related fees performed by the independent auditors, recommend the retention of the independent auditors to the Board, subject to ratification by the stockholders, and periodically review the Company’s accounting policies and internal accounting and financial controls.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items matters related to the conduct of the audit of the Company’s financial statements. The committee has also received written disclosures and the letter form Ernst & Young LLP required by the Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and has discussed with Ernst & Young LLP their independence from the Company.

      Based on the review and discussions referred to above, the committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2001.

AUDIT COMMITTEE

Jackson Hu
James R. Oyler
William Stevens

COMPARISON OF STOCKHOLDER RETURN(1)

      Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Stocks (SIC 7370 - 7379 US & Foreign) for the period commencing September 27, 1996 and ending September 29, 2001.

	09/1996	09/1997	10/1998	10/1999	09/2000	09/2001

IKOS SYSTEMS, INC.	100.0	62.9	7.2	38.4	52.2	16.0
Nasdaq Stock Market (US Companies)	100.0	136.6	132.5	226.4	301.6	123.3
Nasdaq Computer and Data Processing Stocks SIC 7370 - 7379 US & Foreign	100.0	135.1	161.1	292.9	370.2	132.8

(1)	Assumes that $100.00 was invested September 27, 1996 in the Company’s Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

      The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

      Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 79 Great Oaks Boulevard, San Jose, California 95119 no later than September 16, 2002 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

      At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the Annual Meeting, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph W. Rockom,
Secretary

January 15, 2002

3920-PS-02

DETACH HERE

PROXY

IKOS SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders

Solicited by the Board of Directors

     The undersigned hereby appoints Ramon A. Nuñez and Joseph W. Rockom, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in IKOS Systems, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at 79 Great Oaks Boulevard, San Jose, California 95119 on Thursday, February 14, 2002 at 10:00 a.m. Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the revers side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

DETACH HERE

Please mark votes as in this example.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
A vote FOR the following proposals is recommended by the Board of Directors.
The shares represented hereby shall be voted as specified, if no specification is made, such shares shall be voted FOR proposals 1 and 2.

1. Election of directors listed below.

Nominees: (01) Gerald S. Casilli, (02) Ramon A. Nuñez, (03) James. R. Oyler, (04) Glenn E. Penisten, (05) William Stevens, and (06) Jackson Hu.

FOR	WITHHELD

INSTRUCTION: To withhold authority to vote for any nominee, mark the above box and list the name(s) or the nominee(s) in the space provided.

2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 28, 2002.

FOR	AGAINST	ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Signature:	Date:	Signature:	Date: